SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Packaging Corporation of America
(Name of Registrant as Specified In Its Charter)
N/A
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PACKAGING CORPORATION OF AMERICA

April 2, 2004

Dear PCA Shareholder:

You are cordially invited to attend the 2004 Annual Meeting of Shareholders to be held at PCA’s corporate offices, located at 1900 West Field Court, Lake Forest, Illinois, on Tuesday, May 4, 2004 at 8:30 a.m.

Following this page is the formal notice of the meeting and PCA’s Proxy Statement. Also enclosed is a proxy card, a postage-paid envelope and PCA’s 2003 Annual Report to Shareholders (including PCA’s Annual Report on Form 10-K).

Your vote is important. Please return your completed proxy card in the postage-paid envelope even if you plan to attend the meeting.

Sincerely,

Paul T. Stecko
Chairman and
Chief Executive Officer

PACKAGING CORPORATION OF AMERICA
1900 West Field Court
Lake Forest, Illinois 60045
(847) 482-3000

NOTICE OF THE
2004 ANNUAL MEETING OF SHAREHOLDERS
May 4, 2004

The Annual Meeting of Shareholders of Packaging Corporation of America will be held at the company’s corporate offices located at 1900 West Field Court, Lake Forest, Illinois, on Tuesday, May 4, 2004, beginning at 8:30 a.m., local time. The purpose of the meeting is to:

•  Elect directors for a term to expire at the 2005 Annual Meeting of Shareholders;

•  Ratify the appointment of Ernst & Young LLP as our independent auditors; and

•  Consider any other matters that properly come before the meeting.

Only shareholders of record at the close of business on March 15, 2004 are entitled to receive notice of and to vote at the meeting or any postponement or adjournment thereof. We have enclosed a copy of our Annual Report to Shareholders (including our Annual Report on Form 10-K), a proxy solicited by our Board of Directors and our Proxy Statement.

Your vote is important. Whether you plan to attend the meeting or not, you are urged to vote your shares by signing, dating and mailing the enclosed proxy card in the envelope provided, which requires no postage if mailed within the United States. Voting instructions are contained on the proxy card and the attached Proxy Statement. If you attend the meeting and wish to vote in person, you may do so.

By Order of the Board of Directors,

Richard B. West
Senior Vice President, Chief Financial Officer
and Corporate Secretary
April 2, 2004

PACKAGING CORPORATION OF AMERICA
1900 West Field Court
Lake Forest, Illinois 60045
(847) 482-3000

PROXY STATEMENT

This proxy statement contains information related to our 2004 Annual Meeting of Shareholders to be held on May 4, 2004, at 8:30 a.m., local time, at PCA’s corporate offices located at 1900 West Field Court, Lake Forest, Illinois, or at such other time and place to which the annual meeting may be adjourned or postponed. The enclosed proxy is solicited by our Board of Directors. The proxy materials relating to the annual meeting are first being mailed on or about April 2, 2004 to shareholders entitled to vote at the meeting.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At the annual meeting, shareholders will act upon the matters outlined in the accompanying notice of meeting, including the following:

•       to elect the directors for a term to expire at the 2005 Annual Meeting of Shareholders; and

•       to ratify the appointment of Ernst & Young LLP as our independent auditors.

In addition, our management will report on the performance of PCA during fiscal year 2003, and consider any other matters that properly come before the meeting.

What are the voting recommendations of the Board of Directors?

The Board recommends that you vote your shares:

•       FOR each of the directors (see page 4).

•       FOR ratification of the appointment of Ernst & Young LLP as PCA’s independent auditors (see page 10).

Who is entitled to vote at the meeting?

Only shareholders of record at the close of business on the record date, March 15, 2004, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Except as otherwise required by law, holders of our common stock are entitled to one vote per share on each matter to be voted upon at this annual meeting.

As of the record date, we had 106,066,167 shares of our common stock outstanding.

Who can attend the meeting?

All shareholders as of the record date, or their duly appointed proxies, may attend the meeting upon presentation of proper identification. Registration and seating will begin at 8:00 a.m. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of your proxy card or a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of our common stock on the record date will constitute a quorum for our meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

How do I vote?

You can vote on matters to come before the meeting in two ways:

•       By completing, dating and signing the enclosed proxy card and returning it in the enclosed postage-paid envelope.

•       By completing, dating and signing a written ballot at the meeting.

Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, the individuals named on the proxy card will vote your shares for each of the directors and the ratification of the appointment of Ernst & Young LLP. We are not aware of any other matters to be presented at the meeting; however, the individuals named in the proxy card will vote your shares as recommended by the Board, or if no recommendation is given, in their own discretion, with respect to any other matter that properly comes before the meeting.

What if I vote and then change my mind?

You may revoke your proxy at any time before it is exercised by:

•       filing with the Secretary of PCA a notice of revocation;

•       sending in another duly executed proxy bearing a later date; or

•       attending the meeting and casting your vote in person.

Your last vote will be the vote that is counted.

What vote is required to approve each item?

Election of Directors.   The Board of Directors will be elected by a plurality vote, meaning that the seven nominees who receive the most votes will be elected to the Board of Directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. The withholding of authority by a shareholder, including “broker non-votes” (discussed below), will not be counted in computing a plurality and thus will have no effect on the results of the election of such nominees.

Other Proposals.   For each other proposal, the affirmative vote of the holders of a majority of our common stock represented in person or by proxy and entitled to vote at the meeting will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such proposal will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a vote against the proposal.

Effect of Broker Non-Votes.   If you do not provide your broker or other nominee with instructions on how to vote your “street name” shares, your broker or nominee may not be permitted to vote them. You should therefore be sure to provide your broker or nominee with instructions on how to vote your shares.

If you do not give voting instructions to your broker or nominee, you will, in effect, be voting against the appointment of Ernst & Young LLP, unless you appear in person at the annual meeting and vote in favor of these proposals. As discussed above, a “broker non-vote” will have no effect on the outcome of the election of directors.

How are we soliciting this proxy?

We are soliciting this proxy on behalf of our Board of Directors by mail and will pay all expenses associated with this solicitation. Some of the officers and other employees of PCA also may, without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or other electronic means. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our common stock and to obtain proxies.

BOARD OF DIRECTORS

This section gives biographical information about our directors and describes their membership on Board committees, their attendance at meetings and their compensation. This section also sets forth the first proposal on the agenda for the annual meeting.

What is the makeup of the Board of Directors?

Our Second Amended and Restated By-Laws provide that the number of directors shall be set by the Board of Directors. The number of directors is currently seven. The directors serve until the following annual meeting of the shareholders. The shareholders elect all of the members of the Board of Directors each year.

Election of Directors (Item No. 1 on Proxy Card)
For Term Expiring at 2005 Annual Meeting

The following seven nominees, each of whom currently serves as a director of PCA, are proposed to be elected at this annual meeting to serve for an annual term that will expire at the 2005 Annual Meeting of Shareholders and until their successors are elected and qualified.

The persons named as proxy voters in the accompanying proxy card, or their substitutes, will vote for these nominees for directors, each of whom has been designated as such by the Nominating and Governance Committee of the Board of Directors. If, for any reason not presently known, any of the nominees is not available for election, another person or other persons who may be nominated by the Nominating and Governance Committee will be voted for at the discretion of the proxy voters, unless the Board reduces the number of directors accordingly. Provided a quorum is present in person or by proxy, directors will be elected by a vote of a plurality of the shares voted.

You may vote for or withhold your vote from the Director nominees. The Board of Directors, based upon the recommendation of the Nominating and Governance Committee, recommends that you vote for all of the nominees listed below.

Brief statements setting forth the age at March 15, 2004, the principal occupation, employment during the past five years, the year in which first elected a director, and other information concerning each nominee appear below.

Nominees standing for election are:

Paul T. Stecko is 59 years old and has served as Chief Executive Officer of PCA since January 1999 and as Chairman of PCA since March 1999. From November 1998 to April 1999, Mr. Stecko served as President and Chief Operating Officer of Tenneco Inc. From January 1997 to November 1998, Mr. Stecko served as Chief Operating Officer of Tenneco. From December 1993 through January 1997, Mr. Stecko served as President and Chief Executive Officer of Tenneco Packaging Inc. Prior to joining Tenneco Packaging, Mr. Stecko spent 16 years with International Paper Company. Mr. Stecko is a member of the board of directors of Tenneco Automotive Inc., State Farm Mutual Insurance Company, American Forest and Paper Association and Cives Corporation.

Henry F. Frigon is 69 years old and has served as a director of PCA since February 2000. Mr. Frigon served as Chairman, President and CEO of Carstar, Inc., a provider of collision repair services, from June 1998 until his retirement in February 2001. Since 1994, he has been a private investor and business consultant. Mr. Frigon served as Executive Vice President—Corporate Development and Strategy and Chief Financial Officer of Hallmark Cards, Inc. from 1990 through 1994. He retired as President and Chief Executive Officer of BATUS, Inc. in March 1990 after serving with the company for over 10 years. Mr. Frigon is a member of the board of directors of H&R Block, Inc., Buckeye Technologies, Inc., Dimon, Inc., Sypress Solutions, Inc. and Tuesday Morning Inc.

Louis A. Holland is 62 years old and has served as a director of PCA since March 2001. In 1991, Mr. Holland founded Holland Capital Management LP, and has served as Managing Partner and Chief Investment Officer since that date. Mr. Holland is also President and Chairman of the Board of Trustees of The Lou Holland Trust, a registered investment company. Mr. Holland is frequently a guest on several media series including “Wall Street Week with Louis Ruykeyser,” “The Financial News Network,” “CNN’s Moneyline” and others. Mr. Holland is a member of the board of directors of the National Association of Securities Professionals, Northwestern Memorial Hospital, American Governing Board of Colleges and Universities, Northwestern Mutual Series Fund and Mason Street Funds, Inc., and a number of charitable and not-for-profit organizations.

Justin S. Huscher is 50 years old and has served as a director of PCA since March 1999 and served as Assistant Secretary of PCA from April 1999 through January 2000. Mr. Huscher has been employed principally by Madison Dearborn Partners, Inc. since 1993 and currently serves as a Managing Director. From 1990 until 1993, Mr. Huscher served as Senior Investment Manager of First Chicago Venture Capital. Mr. Huscher is a member of the board of directors of Jefferson Smurfit Group PLC, Bay State Paper Holding Company and Magellan GP, LLC (the general partner of Magellan Midstream Partners, L.P.).

Samuel M. Mencoff is 47 years old and has served as a director of PCA since January 1999 and served as Vice President of PCA from January 1999 through January 2000. Mr. Mencoff has been employed principally by Madison Dearborn Partners, Inc. since 1993 and currently serves as Co-President. From 1987 until 1993, Mr. Mencoff served as Vice President of First Chicago Venture Capital. Mr. Mencoff is a member of the board of directors of Jefferson Smurfit Group PLC, Bay State Paper Holding Company, Buckeye Technologies, Inc., Riverwood Holding, Inc. and Great Lakes Dredge & Dock Corporation.

Thomas S. Souleles is 35 years old and has served as a director of PCA since March 1999 and served as Assistant Secretary of PCA from April 1999 through January 2000. From January 1999 to April 1999, Mr. Souleles served as a Vice President and Secretary of PCA. Mr. Souleles has been employed principally by Madison Dearborn Partners, Inc. since 1995 and currently serves as a Managing Director. Mr. Souleles is a member of the board of directors of Jefferson Smurfit Group PLC, Bay State Paper Holding Company and Great Lakes Dredge & Dock Corporation.

Rayford K. Williamson is 78 years old and has served as a director of PCA since February 2000. Prior to his retirement in 1998, Mr. Williamson served as Senior Vice President of B E & K, Inc., a construction and engineering consulting firm, from 1995 to 1998. Prior to that time, Mr. Williamson was President of B E & K Engineering Company from 1989 to 1995 and Vice President of B E & K Engineering Company from 1985 to 1989. From 1951 to 1985, Mr. Williamson was employed by International Paper Company. Mr. Williamson currently serves as Director Emeritus of B E & K, Inc.

The Board of Directors unanimously recommends a vote FOR the election of each of the director nominees.

Determination of Director Independence

The Nominating and Governance Committee conducts an annual review of the independence of the members of the Board of Directors and its committees and reports its findings to the full Board.  Six of the seven directors are non-employee directors.  Although the Board has not adopted categorical standards of materiality for independence purposes (other than those set forth in the New York Stock Exchange listing standards), information provided by the directors and PCA did not indicate any material relationships (e.g., commercial, industrial, banking, consulting, legal, accounting, charitable, or familial) which would impair the independence of any of the non-employee directors.  Based on the report and recommendation of the Nominating and Governance Committee, the Board has determined that each of its non-employee directors satisfies the independence standards set forth in the new listing standards of the New York Stock Exchange.

Compensation of Directors

PCA does not currently compensate directors who serve as members of management or who are affiliated with PCA’s largest shareholder. Three of our directors, Henry F. Frigon, Louis A. Holland and Rayford K. Williamson are compensated. PCA compensates these named directors $3,000 per regular meeting attended of the Board of Directors and $1,500 per meeting attended of any committee of the Board of Directors. All directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with their attendance at Board and committee meetings. Each named director also receives an annual grant of 1,500 shares of non-vested stock and options to purchase 3,000 shares of PCA’s common stock for service on the Board of Directors and Committees. These non-vested shares and options are granted at 100% of the fair market value on the date of such grant. The non-vested shares vest in six months, and the options vest immediately.

Fiscal 2003 Board of Directors Meetings

The Board of Directors met four times during fiscal 2003. Each member of the Board attended at least 75% of the aggregate of the total number of meetings of the Board and the committees on which he was a member with the majority of the directors attending 100% of all meetings.

All of the directors attended the 2003 annual meeting of shareholders and all of the directors are expected to attend the 2004 annual meeting of shareholders.

In accordance with recently adopted New York Stock Exchange rules, non-management directors are required to meet at regularly scheduled executive sessions without management present beginning with the earlier of the Company’s first annual meeting after January 15, 2004 or October 31, 2004. The Presiding Director serves as the chairperson for these executive sessions.  The Presiding Director is an independent director elected by the independent directors on the Board.  In addition to presiding at executive sessions of non-employee directors, the Presiding Director has the responsibility to: coordinate with the Chairman of the Board and CEO in establishing the annual agenda and topic items for Board meetings; retain independent advisors on behalf of the Board as the Board may determine is necessary or appropriate; and perform such other functions as the independent directors may designate from time to time. Samuel M. Mencoff will act as Presiding Director over these executive sessions.

Interested Party, including Shareholder, Communication with the Board of Directors

Interested parties, including shareholders, may communicate directly with the Presiding Director, Chairman of the Audit Committee, or the non-employee directors as a group by writing to those individuals or the group at the following address:  c/o Richard B. West, Corporate Secretary, Packaging Corporation of America, 1900 West Field Court, Lake Forest, IL 60045.  Correspondence received by the Corporate Secretary will be forwarded to the appropriate person or persons in accordance with the procedures adopted by a majority of the independent directors of the Board.  When reporting a concern, please supply sufficient information so that the matter may be addressed properly.  Although you are encouraged to identify yourself to assist PCA in effectively addressing your concern, you may choose to remain anonymous, and PCA will use its reasonable efforts to protect your identity to the extent appropriate or permitted by law. In addition, employees may communicate confidentially any concerns related to PCA’s business principles or policies, or suspected violations, by calling the toll-free help line established by PCA.  The toll-free help line is monitored by non-PCA personnel and all calls are communicated to PCA’s corporate counsel.  Any complaints regarding accounting, internal accounting controls or auditing matters are forwarded by PCA’s corporate counsel directly to the Chairman of the Audit Committee and the Chief Financial Officer. From time to time, the Board may change the process by means of which interested parties, including shareholders, may communicate with the Board or its members. Please refer to PCA’s website for any changes in this process.

Personal Loans to Directors and Executive Officers

PCA complies with and will operate in a manner consistent with the recently-enacted legislation prohibiting extensions of credit in the form of a personal loan to or for its directors or executive officers.

Code of Ethics

All of PCA’s employees, including all officers, are required to abide by PCA’s long-standing Statement of Business Principles, recently amended to include the new requirements of the New York Stock Exchange and the Securities and Exchange Commission.  Also, separate Codes of Ethics for PCA’s executive officers and senior financial officers, as well as directors, are in place to insure that PCA’s business is conducted in a consistently legal and ethical manner.  These documents cover all areas of professional conduct, including employment policies, conflicts of interest, fair dealing and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of PCA’s business.  The full text of PCA’s Statement of Business Principles and the Codes of Ethics are published on our website at www.packagingcorp.com.  PCA intends to disclose future amendments to, or waivers from, certain provisions of these Codes of Ethics for executive officers and directors on its website within five business days following the date of such amendment or waiver, if they occur.

Corporate Governance Guidelines

PCA is committed to the highest standards of corporate governance.  On the recommendation of the Nominating and Governance Committee, the Board adopted a set of Corporate Governance Guidelines governing the function and performance of the Board of Directors and its committees, which, among other things, sets forth the qualifications and other criteria for director nominees.  The desired personal and experience qualifications for director nominees is described in more detail below under the caption “Director Nominations to be Considered by the Board.”  The current guidelines and the written charters for each committee described below appear on PCA’s website at www.packagingcorp.com.  The contents of our website are not, however, a part of this proxy statement.

Board of Director Committees

The Board of Directors has standing Compensation, Audit and Nominating/Governance Committees, each consisting of non-management directors.

Name	Nominating/ Governance Committee	Compensation Committee	Audit Committee
Henry F. Frigon			X
Louis A. Holland	X		X
Justin S. Huscher	X
Samuel M. Mencoff		X
Thomas S. Souleles	X	X
Rayford K. Williamson		X	X

Nominating and Governance Committee

The current members of the Nominating and Governance Committee are Louis A. Holland, chairman, Justin S. Huscher and Thomas S. Souleles. All of the members meet the independence standards for nominating and governance committee membership under the New York Stock Exchange listing standards. The Committee met once during 2003. The Committee’s responsibilities include the recommendation to the Board of potential director candidates as nominee candidates for election at an annual meeting of shareholders and the selection of potential candidates for Board Committee assignments. The Committee does not consider nominees recommended by shareholders, but PCA’s By-Laws provide a procedure for shareholders to recommend candidates for director at an annual meeting. For more information, see page 24 under “Shareholder Proposals and Director Nominations” and “Director Nominations to be Considered by the Board.”

Compensation Committee

The current members of the Compensation Committee are Samuel M. Mencoff, chairman, Thomas S. Souleles and Rayford K. Williamson. All of the members meet the independence standards for Compensation Committee membership under the New York Stock Exchange listing standards. The Committee met twice during the last fiscal year. The purpose of the Committee is to establish and execute compensation policies and programs for PCA’s executives and employees. For example, the Compensation Committee recommends the compensation arrangements for senior management. It also determines the allocation of amounts to be paid under PCA’s incentive compensation plan and options to be granted under its stock option plan.

Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other PCA filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report.

Report of the Audit Committee

The Audit Committee of the Board of Directors is governed by a written charter approved by the Board of Directors. In March 2004, this charter was amended by the Audit Committee and the Board of Directors and is attached to this Proxy Statement as Appendix A. The Audit Committee is currently composed of three directors, all of whom meet the new independence standards for audit committee membership set forth in the New York Stock Exchange listing standards (which incorporates the standards set forth in the rules of the Securities and Exchange Commission). The Board of Directors has determined that each member of this Committee satisfies the financial literacy qualifications of the NYSE listing standards and that Henry F. Frigon satisfies the “audit committee financial expert” criteria established by the Securities and Exchange Commission and has accounting and financial management expertise as required under the NYSE listing standards. The Audit Committee has furnished the following report on the functions performed by the Committee and its membership:

The Audit Committee oversees PCA’s financial reporting process and audit function on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling the Committee’s oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee also reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgment as to the quality, not just the acceptability, of PCA’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee also discussed with the independent auditors the matters required to be discussed by the Statements on Auditing Standards No. 61, Communication with Audit Committees. The Committee also discussed with the independent auditors their auditors’ independence from management and PCA, including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of nonaudit services with their auditors’ independence.

The Committee has received the written disclosure and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), and has discussed with the independent auditor its independence.

In addition, in their oversight role, the Committee discussed with PCA’s internal auditors and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal auditors and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of PCA’s internal controls, and the overall quality of PCA’s financial reporting. The Committee held nine meetings during fiscal year 2003.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to shareholder approval, the selection of PCA’s independent auditors.

Audit Committee Members
Henry F. Frigon, Chairman
Louis A. Holland
Rayford K. Williamson

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
(Item No. 2 on Proxy Card)

The Board of Directors, upon the recommendation of its Audit Committee, has selected Ernst & Young LLP as PCA’s independent auditors for the fiscal year ending December 31, 2004, and has further directed that management submit the selection of independent auditors for ratification by the shareholders at the annual meeting. Ernst & Young LLP has audited PCA’s financial statements since PCA’s inception in 1999. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have the opportunity to make a statement if they wish to do so and will be available to respond to appropriate questions.

Audit Committee Pre-Approval Policy for Audit and Non-Audit Services.

Pursuant to its written charter (included in this proxy statement as Appendix A), the Audit Committee is responsible for pre-approving all audit and permitted non-audit services to be performed for PCA by its independent auditors.  In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by PCA’s independent auditor.  This policy is included in this proxy statement as Appendix B.  Prior to engagement of the independent auditor for the next year’s audit, management or the independent auditor submits to the Audit Committee for approval an aggregate request of services expected to be rendered during that year for each of the four categories of services outlined below.  Prior to engagement, the Audit Committee pre-approves these services by category of service.  The fees are budgeted and the Audit Committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service.  During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval.  In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor.  The Audit Committee may delegate pre-approval authority to one or more of its members.  The member or members to whom such authority is delegated must report, for information purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Fees to Independent Auditors

Audit Fees.   Fees for audit services totaled approximately $400,000 in 2003 and approximately $370,000 in 2002, including fees associated with the annual audit and the reviews of the Company’s quarterly reports on Form 10-Q.

Audit-Related Fees.   Fees for audit-related services totaled approximately $118,748 in 2003 and approximately $265,220 in 2002. Audit-related services principally include internal audit services in 2002 and benefit plan audits and accounting consultations in both 2003 and 2002.

Tax Fees.   Tax fees include fees for tax compliance, tax advice and tax planning services. PCA did not pay any tax fees to Ernst & Young LLP in 2003 or 2002.

All Other Fees.   This category comprises all fees billed by Ernst & Young LLP to PCA not included in the previous three categories. PCA did not pay any other fees to Ernst & Young LLP in 2003 or 2002.

The Audit Committee has considered whether the services described above are compatible with maintaining Ernst & Young LLP’s independence and has determined that such services have not adversely affected Ernst & Young LLP’s independence. PCA entered into an agreement on March 1, 2002 with Jefferson Wells International for internal audit services. This was done after Ernst & Young informed PCA that they would no longer be offering internal audit services to clients for which they also serve as the independent auditor.

Shareholder Ratification

Shareholder ratification of the appointment of Ernst & Young LLP as PCA’s independent auditors is not required by our By-Laws or otherwise. However, the Board is submitting the appointment of Ernst & Young LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the Audit Committee and the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board of Directors in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such an appointment would be in the best interests of PCA and its shareholders.

The Board of Directors, based upon the recommendation of the Audit Committee, unanimously recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as PCA’s independent auditors for fiscal year 2004.

EXECUTIVE COMPENSATION

This section contains charts and other information that show the amount of compensation earned by our Chief Executive Officer and by our four other most highly compensated executive officers. It also contains the Report of the Compensation Committee explaining the compensation philosophy for our most highly paid officers.

Compensation of Executive Officers

Summary Compensation Table.   The following table sets forth information relating to the compensation earned by our Chief Executive Officer and the four other most highly compensated executive officers (collectively, the “Named Executive Officers”).

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation(2)	Non-vested Stock Award $(3)	Options Granted(#)	All Other Compensation
Paul T. Stecko	2003	$725,016	$450,000	99,195	$523,260	66,500	$756,608	(4)
Chairman and Chief	2002	725,016	540,000	82,269	—	100,000	553,732	(5)
Executive Officer	2001	679,178	680,000	87,069	—	120,000	656,240	(6)
William J. Sweeney	2003	412,824	190,000	42,571	220,320	28,000	97,805	(4)
Executive Vice President—	2002	412,824	220,000	39,034	—	43,000	532,923	(5)
Corrugated Products	2001	394,220	265,000	30,000	—	48,000	31,374	(6)
Mark W. Kowlzan	2003	278,112	135,000	30,000	132,192	16,800	68,166	(4)
Senior Vice President—	2002	278,112	160,000	25,000	—	25,000	3,304	(5)
Containerboard	2001	245,840	190,000	20,000	—	28,000	15,196	(6)
Richard B. West	2003	278,112	135,000	30,000	132,192	16,800	132,782	(4)
Senior Vice President,	2002	278,112	160,000	30,000	—	21,000	17,154	(5)
Chief Financial Officer	2001	247,090	190,000	20,000	—	24,000	24,034	(6)
and Corporate Secretary
Stephen T. Calhoun(1)	2003	156,000	40,000	16,000	77,112	9,800	34,120	(4)
Vice President—	2002	138,635	40,000	—	—	5,500	8,085	(5)
Human Resources

(1)          Stephen T. Calhoun was promoted to the position of Vice President, Human Resources and named an executive officer of PCA in November 2002.

(2)          For the year 2003, represents perquisite allowances of $70,000, $30,000, $30,000, $30,000 and $16,000 for Mr. Stecko, Mr. Sweeney, Mr. Kowlzan, Mr. West, and Mr. Calhoun, respectively. For the year 2002, represents perquisite allowances of $60,000, $30,000, $25,000, and $30,000 for Mr. Stecko,

Mr. Sweeney, Mr. Kowlzan and Mr. West, respectively. For the year 2001, represents perquisite allowances of $60,000, $30,000, $20,000, and $20,000 for Mr. Stecko, Mr. Sweeney, Mr. Kowlzan and Mr. West, respectively. For Mr. Stecko, represents an additional amount paid for legal, tax and financial planning of $29,195 in 2003, $22,269 in 2002, and $27,069 in 2001. For Mr. Sweeney, represents an additional amount paid for club membership dues of $12,571 in 2003, and $9,034 in 2002.

(3)          Non-vested shares were granted on June 20, 2003. The closing market price of the stock on the day of grant was used to create the value reported in the table. As of December 31, 2003 the number of non-vested shares held by Mr. Stecko, Mr. Sweeney, Mr. Kowlzan, Mr. West, and Mr. Calhoun were 28,500, 12,000, 7,200, 7,200, and 4,200 respectively. The value of the non-vested stock as of December 31, 2003 is $623,010, $262,320, $157,392, $157,392, and $91,812 for Mr. Stecko, Mr. Sweeney, Mr. Kowlzan, Mr. West, and Mr. Calhoun respectively. Restrictions on these shares lapse four years from the date of grant. Dividends are payable on the non-vested stock to the named executive at the same time and rate as dividends are paid to all holders of common stock.

(4)          Includes amounts paid for the following items in 2003: (a) the taxable dollar value for company provided group life insurance of $5,356, $11,338, $3,166, $3,320 and $949 for Mr. Stecko, Mr. Sweeney, Mr. Kowlzan, Mr. West and Mr. Calhoun, respectively; (b) reimbursement of interest payments made in connection with the 1999 Management Equity Agreements of $38,551 for Mr. Stecko; (c) a special bonus paid in recognition of their efforts in the Company’s successful long-term debt refinancing of $675,000, $65,000, $65,000, $115,000 and $25,000 for Mr. Stecko, Mr. Sweeney, Mr. Kowlzan, Mr. West and Mr. Calhoun, respectively; (d) the amounts contributed pursuant to PCA’s 401(k) plans for the accounts of Mr. Stecko, Mr. Sweeney, Mr. West and Mr. Calhoun of $37,701, $21,467, $14,462 and $8,171, respectively.

(5)          Includes amounts paid for the following items in 2002: (a) the taxable dollar values for company provided group life insurance of $6,990, $11,456, $3,304, $2,692 and $935 for Mr. Stecko, Mr. Sweeney, Mr. Kowlzan, Mr. West and Mr. Calhoun, respectively; (b) reimbursement of interest payments made in connection with the 1999 management equity agreements of $109,041 for Mr. Stecko; (c) a special award of $400,000 paid to Mr. Stecko in recognition of continued improvement in the financial position of the company; (d) the amounts contributed pursuant to PCA’s 401(k) plans for the accounts of Mr. Stecko, Mr. Sweeney, Mr. West and Mr. Calhoun of $37,701, $21,467, $14,462 and $7,150, respectively; and (e) a retention bonus in the amount of $500,000 paid to Mr. Sweeney under the terms of a memorandum from PCA to Mr. Sweeney dated April 16, 1999.

(6)          Includes amounts paid for the following items in 2001: (a) the taxable dollar values paid by PCA for company provided benefits such as insurance premiums under the group life insurance plan of $6,973, $10,875, $2,892 and $1,567 for Mr. Stecko, Mr. Sweeney, Mr. Kowlzan and Mr. West, respectively; (b) partial reimbursement of interest payments made in connection with the 1999 management equity agreements of $113,950, $12,304 and $9,618 for Mr. Stecko, Mr. Kowlzan and Mr. West, respectively; (c) special award of $500,000 paid to Mr. Stecko in recognition of significant debt reduction accomplishments; and (d) the amounts contributed pursuant to PCA’s 401k plans for the accounts of Mr. Stecko, Mr. Sweeney and Mr. West of $35,317, $20,499 and $12,849, respectively.

Option Grants Table.   The following table shows aggregate grants of options during fiscal year 2003 to the Named Executive Officers and the potential realizable value of unexercised options at assumed annual rates of stock price appreciation.

Option Grants in Last Fiscal Year

Name	Number of Securities Underlying Options Granted(1)	Percentage of Total Options Granted To Employees In Fiscal Year	Exercise Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
					5%	10%
Paul T. Stecko	66,500	9.1%	$18.36	06/20/13	$768,075	$1,945,790
William J. Sweeney	28,000	3.8%	18.36	06/20/13	323,400	819,280
Mark W. Kowlzan	16,800	2.3%	18.36	06/20/13	194,040	491,568
Richard B. West	16,800	2.3%	18.36	06/20/13	194,040	491,568
Stephen T. Calhoun	9,800	1.3%	18.36	06/20/13	113,190	286,748

(1)          These options are not currently exercisable and are subject to a four year vesting schedule.

(2)          Amounts reflect certain assumed rates of appreciation set forth in the executive compensation disclosure rules of the SEC. Actual gains, if any, on stock option exercises depend on future performance of PCA’s common stock and overall stock market conditions. No assurances can be made that the amounts reflected in these columns will be achieved.

Option Exercises and Year-End Value Table.   The following table shows aggregate exercises of options during fiscal year 2003 by the Named Executive Officers and the aggregate value of unexercised options held by each Named Executive Officer as of December 31, 2003.

Aggregated Option Exercises In Last Fiscal Year
and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise	Value Realized	Number of Shares Underlying Unexercised Options at Year End(1)		Value of Unexercised In-the-Money Options at Year End(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Paul T. Stecko	625,000	$9,198,888	939,750	232,750	$14,536,635	$1,095,725
William J. Sweeney	139,000	1,985,250	133,250	96,750	1,603,133	448,388
Mark W. Kowlzan	75,000	944,684	143,650	57,050	2,071,907	265,103
Richard B. West	215,600	3,148,740	36,000	50,800	273,323	233,128
Stephen T. Calhoun	0	0	31,505	18,175	461,089	76,109

(1)          Based on the closing market price of PCA’s common stock on December 31, 2003, which was $21.86 per share.

Authorization of Securities under Equity Compensation Plans.   Securities authorized for issuance under equity compensation plans at December 31, 2003 are as follows:

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights	Weighted-average exercise price of outstanding options and rights	Number of securities remaining available for future issuance under equity compensation plans(a)
Equity compensation plans approved by security holders	5,200,048	$11.92	805,625
Equity compensation plans not approved by security holders	—	—	—
Total	5,200,048	$11.92	805,625

(a)           Excludes securities reflected in the first column, “Number of securities to be issued upon exercise of outstanding options and rights.”

See Note 2 to the audited consolidated financial statements included in PCA’s 2003 Annual Report on Form 10-K for information about the material features of our equity compensation plans.

Pension Plan Table.   Pursuant to a human resources agreement between PCA and its former parent company, Pactiv Corporation, PCA will remain a participating employer in a tax-qualified, defined benefit pension plan sponsored by Pactiv (the “Pactiv Retirement Plan”) through April 12, 2004. See Note 5 to the audited consolidated financial statements for a description of this agreement. Employees hired prior to the consummation of PCA’s separation from Pactiv on April 12, 1999 may remain active plan participants in the Pactiv Retirement Plan through April 12, 2004, including the Named Executive Officers. Except for Mr. Stecko, the Named Executive Officers are also participants in a Supplemental Executive Retirement Plan sponsored by Pactiv. Mr. Stecko is covered under a separate Supplemental Executive Retirement Plan that is described in the section entitled “Executive Compensation—Employment Contracts.”

The following table shows the aggregate estimated combined annual benefits provided under the provisions of the Pactiv Retirement Plan and the Pactiv Supplemental Executive Retirement Plan, payable as a life annuity, upon normal retirement, to persons in specified salary and years-of-service classifications.

Pension Plan Table

Pactiv Retirement—Plans Estimated Total Annual Retirement Benefits*
(expressed as an age 65 single life annuity)

	Years of Service
Remuneration	5	10	15	20	25	30	35
$ 250,000	$19,643	$39,286	$58,929	$78,571	$98,214	$117,857	$137,500
$ 300,000	$23,571	$47,143	$70,714	$94,286	$117,857	$141,429	$165,000
$ 350,000	$27,500	$55,000	$82,500	$110,000	$137,500	$165,000	$192,500
$ 400,000	$31,429	$62,857	$94,286	$125,714	$157,143	$188,571	$220,000
$ 450,000	$35,357	$70,714	$106,071	$141,429	$176,786	$212,143	$247,500
$ 500,000	$39,286	$78,571	$117,857	$157,143	$196,429	$235,714	$275,000
$ 550,000	$43,214	$86,429	$129,643	$172,857	$216,071	$259,286	$302,500
$ 600,000	$47,143	$94,286	$141,429	$188,571	$235,714	$282,857	$330,000
$ 650,000	$51,071	$102,143	$153,214	$204,286	$255,357	$306,429	$357,500
$ 700,000	$55,000	$110,000	$165,000	$220,000	$275,000	$330,000	$385,000
$ 750,000	$58,929	$117,857	$176,786	$235,714	$294,643	$353,571	$412,500
$ 800,000	$62,857	$125,714	$188,571	$251,429	$314,286	$377,143	$440,000
$ 850,000	$66,786	$133,571	$200,357	$267,143	$333,929	$400,714	$467,500
$ 900,000	$70,714	$141,429	$212,143	$282,857	$353,571	$424,286	$495,000
$ 950,000	$74,643	$149,286	$223,929	$298,571	$373,214	$447,857	$522,500
$1,000,000	$78,571	$157,143	$235,714	$314,286	$392,857	$471,429	$550,000
$1,050,000	$82,500	$165,000	$247,500	$330,000	$412,500	$495,000	$577,500
$1,100,000	$86,429	$172,857	$259,286	$345,714	$432,143	$518,571	$605,000
$1,150,000	$90,357	$180,714	$271,071	$361,429	$451,786	$542,143	$632,500
$1,200,000	$94,286	$188,571	$282,857	$377,143	$471,429	$565,714	$660,000
$1,250,000	$98,214	$196,429	$294,643	$392,857	$491,071	$589,286	$687,500
$1,300,000	$102,143	$204,286	$306,429	$408,571	$510,714	$612,857	$715,000
$1,350,000	$106,071	$212,143	$318,214	$424,286	$530,357	$636,429	$742,500
$1,400,000	$110,000	$220,000	$330,000	$440,000	$550,000	$660,000	$770,000

*                    This table includes estimated benefit amounts from the Pactiv Retirement Plan and the Pactiv Supplemental Executive Retirement Plan, of which PCA is a participating employer.

The benefits shown above are based on years of credited participation and the employee’s final average compensation, which is comprised of salary and bonus earned during the final 60 full months of employment while covered as a plan participant. These benefits are not subject to any deduction for Social Security or other offset amounts. The years of credited participation for Mr. Stecko, Mr. Sweeney, Mr. Kowlzan, Mr. West and Mr. Calhoun are 9 years, 12 years and 7 months, 6 years and 7 months, 7 years and 4 months and 13 years and 9 months, respectively. Refer to the Summary Compensation Table for salary and bonus information for these individuals.

Employment Contracts

Under the terms of letter agreements entered into with Mr. Stecko on January 25, 1999 and May 19, 1999, PCA pays Mr. Stecko a base salary of $600,000 per annum, subject to increases approved by the Board and an annual perquisite allowance of not less than $60,000 payable in cash. In addition, PCA paid

Mr. Stecko a signing bonus payment of $1 million, the net proceeds of which, under the terms of the letter agreements, were invested in common stock of PCA.

Under the terms of a letter of agreement dated May 19, 1999, PCA established a Supplemental Executive Retirement Plan under which we will provide Mr. Stecko with a supplemental pension benefit calculated on the basis of the following formula: (annual salary + bonus) × (years of service) × (.0167), where “years of service” equals years of service with PCA + five years. The benefit is payable in a lump sum at Mr. Stecko’s election, with the lump sum determined using the following factors: the interest rate used will be the annual rate of interest of 30-year Treasury Securities as specified by the IRS for the second calendar month preceding the first day of the plan year during which the annuity starting date occurs and the applicable mortality table described in Revenue Ruling 95-6, 1995-1 CB 80. These benefits are payable upon Mr. Stecko’s separation from service but, with respect to benefit commencement prior to age 62, there will be a 4% per year reduction for early payment.

Management Equity Agreements

PCA entered into management equity agreements in June 1999 with 125 of its management-level employees, including the Named Executive Officers. Under these agreements, PCA sold 3,132,800 shares of common stock to 113 of these employees at $4.55 per share, the same price per share at which our largest shareholder purchased equity in the April 12, 1999 transactions. PCA initially guaranteed bank financing in the amount of $5,200,000 (currently $0.6 million) in the aggregate to enable some of these members of PCA’s management to purchase equity under their respective management equity agreements. The amount of bank financing guaranteed by PCA with respect to any employee did not exceed 50% of the purchase price paid by the employee under his or her management equity agreement.

The management equity agreements also provided for the grant of options to purchase up to an aggregate of 6,569,200 shares of PCA’s common stock at the same price per share at which our largest shareholder purchased common stock in the April 12, 1999 transactions. These options became exercisable upon completion of PCA’s initial public offering.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other PCA filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report.

The Compensation Committee of the Board of Directors is comprised of directors who are not employees. Neither Mr. Mencoff nor Mr. Souleles were compensated when they served as officers of PCA. The Compensation Committee has furnished the following report on executive compensation for fiscal year 2003:

Report of the Compensation Committee on Executive Compensation

Background.   This report on executive compensation is furnished by the Compensation Committee of the Board of Directors, which is composed of three non-employee directors, and which is responsible for establishing and overseeing PCA’s executive compensation programs.

The Committee determines compensation for executive officers using the same guiding principles that are in place for all PCA associates, a clear focus on paying for performance, and a strong realization of the competitive market place for talented individuals.

In determining the total compensation package for the executives, the Committee relies upon national and industry salary surveys giving consideration to a peer group comprised of Forest and Paper Products companies. The total compensation package for the executives consists of a base salary, an annual incentive, and a long-term incentive in the form of stock option and non-vested stock grants.

PCA executives participate in an annual incentive compensation plan designed to reinforce a results oriented management culture. The plan contains financial and non-financial measures. Financial performance targets are established using the Annual Operating Plan. The award pool established under the plan is equivalent to the sum of the individual target awards. Quantitative factors such as cash management/debt reduction, environmental performance, and safety and health performance can be used to adjust the award pool plus or minus 25% at the discretion of the Board. Qualitative factors such as customer satisfaction and change leadership can be used to adjust the award pool plus or minus 10% at the discretion of the Board. Lastly, at the discretion of the Board, the award pool can be adjusted based on PCA’s growth of total return to shareholders as measured against peer companies.

PCA’s Long Term Equity Incentive Plan provides, among other things, that stock options and non-vested stock awards may be granted to the CEO, executive officers, and other key associates who contribute to the long-term success of the company. Targeted long-term incentive compensation for 2003 was delivered in the form of non-qualified stock options and non-vested stock grants.

The Committee has considered the provisions of Section 162(m) of the Internal Revenue Code which generally limits the annual tax deductibility of compensation paid to each named executive to $1 million. To the extent possible, the Committee intends to preserve the federal income tax deductibility, but may choose to provide compensation that may not be deductible if it believes that such payments are in the best overall interests of PCA and its shareholders.

CEO Compensation.   The chief executive officer’s compensation package is determined using PCA’s guiding principles as described above. Mr. Stecko’s year 2003 base salary of $725,016 is slightly lower than the median base salaries paid to individuals in similar positions in similar revenue sized forest and paper product companies. Mr. Stecko’s total cash compensation (base salary plus annual incentive) is below the 75th percentile of like sized companies, which is consistent with PCA’s compensation philosophy of providing annual incentive opportunities that provide reward potential for exceptional performance.

Compensation Committee Members
Samuel M. Mencoff, Chairman
Thomas S. Souleles
Rayford K. Williamson

PERFORMANCE GRAPH

The following performance graph compares the cumulative total return on PCA’s common stock from January 28, 2000 (the first day on which PCA’s common stock began trading on the New York Stock Exchange), through December 31, 2003, with the cumulative total return of: (i) Standard & Poor’s 500 Stock Index; (ii) Standard & Poor’s Smallcap 600 Index; (iii) Standard & Poor’s Midcap 400 Index; and (iv) Standard & Poor’s Forest Products Index. The stock performance shown in this graph represents past performance and should not be considered an indication of future performance of PCA’s common stock.

COMPARISON OF 47 MONTH CUMULATIVE TOTAL RETURN(1)

AMONG PACKAGING CORPORATION OF AMERICA, THE S & P 500 INDEX,
THE S & P SMALLCAP 600 INDEX, THE S & P MIDCAP 400 INDEX
AND THE S & P FOREST PRODUCTS INDEX

Copyright © 2002, Standard & Poor's, a division of The McGraw-Hill Companies, Inc. All rights reserved.

www.researchdatagroup.com/S&P.htm

	Cumulative Total Return
	Packaging Corporation of America	S&P 500	S&P Smallcap 600	S&P Midcap 400	S&P Forest Products
January 28, 2000(1)	$100.00	$100.00	$100.00	$100.00	$100.00
March 2000	87.50	102.29	105.82	112.69	80.41
June 2000	84.38	99.58	106.89	108.97	58.91
September 2000	92.19	98.61	110.41	122.21	54.55
December 2000	134.38	90.89	111.80	117.51	68.82
March 2001	110.00	80.12	104.46	104.85	69.60
June 2001	129.42	84.81	118.77	118.64	76.63
September 2001	128.75	72.36	98.69	98.99	65.95
December 2001	151.25	80.09	119.11	116.79	74.53
March 2002	164.92	80.31	127.41	124.65	87.79
June 2002	165.75	69.55	119.09	113.04	89.53
September 2002	145.92	57.54	96.93	94.34	61.27
December 2002	152.00	62.39	101.69	99.84	69.95
March 2003	150.08	60.43	95.79	95.42	68.56
June 2003	153.58	69.73	114.83	112.24	79.19
September 2003	161.83	71.57	122.96	119.63	87.59
December 2003	182.17	80.29	141.13	135.41	98.27

(1)          The initial measurement point for the performance graph assumes a $100 investment in PCA’s common stock on January 28, 2000 and in each S&P index on December 31, 1999. In addition, the cumulative total returns assume reinvestment of any dividends.

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF OUR PRINCIPAL
SHAREHOLDERS, DIRECTORS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of PCA’s common stock as of February 17, 2004 by (a) each person or group of affiliated persons who is known by PCA to own beneficially more than 5% of the common stock, (b) each of PCA’s directors, (c) each of PCA’s executive officers and (d) all directors and executive officers of PCA as a group. Except as otherwise noted, the persons or entities in this table have sole voting and investment power with respect to all the shares of common stock owned by them.

Name	Number(1)	Percent
PCA Holdings LLC(2) c/o Madison Dearborn Partners, LLC Three First National Plaza Chicago, Illinois 60602	44,098,010	41.6%
Iridian Asset Management LLC, et al.(3) 276 Post Road West Westport, Connecticut 06880	6,207,757	5.9%
Paul T. Stecko(4)	1,327,634	1.2%
William J. Sweeney(5)	90,792	*
Mark W. Kowlzan(6)	313,650	*
Richard B. West(7)	114,703	*
Stephen T. Calhoun(8)	50,966	*
Samuel M. Mencoff(9)	44,098,010	41.6%
Justin S. Huscher(10)	44,098,010	41.6%
Thomas S. Souleles(11)	44,098,010	41.6%
Henry F. Frigon(12)	36,200	*
Louis A. Holland(13)	28,500	*
Rayford K. Williamson(14)	28,000	*
All directors and executive officers as a group (11 persons)(15)	46,088,455	43.0%

*                    Denotes ownership of less than one percent.

(1)          Includes the number of shares and percentage ownership represented by the shares determined to be beneficially owned by a person in accordance with the rules of the Securities and Exchange Commission. Percentage ownership is based on 105,976,117 shares of common stock outstanding as of February 17, 2004. The number of shares beneficially owned by a person includes shares of common stock that are subject to options held by that person that are currently exercisable or exercisable within 60 days of February 17, 2004. These shares are deemed outstanding for the purpose of computing the percentage of outstanding shares owned by that person. These shares are not deemed outstanding, however, for the purposes of computing the percentage ownership of any other person.

(2)          The members of PCA Holdings include Madison Dearborn Capital Partners III, L.P. (“MDCP III”) and a fund affiliated with MDCP III. MDCP III and the affiliated fund may be deemed to have beneficial ownership of the shares of common stock of PCA held by PCA Holdings. Shares beneficially owned by MDCP III and the affiliated fund may be deemed to be beneficially owned by Madison Dearborn Partners III, L.P., the general partner of each fund (“MDP III”), by Madison Dearborn, the general partner of MDP III and by a limited partner committee of MDP III.

(3)          This information was obtained from a Schedule 13G filed with the Securities and Exchange Commission on February 5, 2004 by Iridian Asset Management LLC on behalf of a group. The Schedule 13G states that each of Iridian Asset Management LLC, The Governor and Company of the

Bank of Ireland, IBI Interfunding, BancIreland/First Financial, Inc., and BIAM (US) Inc. has shared voting and dispositive power over 6,207,757 shares of PCA common stock.

(4)          Mr. Stecko owns 87,884 shares of common stock of PCA, and the Paul T. Stecko 1999 Dynastic Trust owns 300,000 shares of common stock of PCA. Mr. Stecko may be deemed to have beneficial ownership of the shares of common stock of PCA owned by the Paul T. Stecko 1999 Dynastic Trust. Mr. Stecko also has an exercisable option to acquire 939,750 shares of common stock of PCA.

(5)          Mr. Sweeney has an exercisable option to acquire 72,250 shares of common stock of PCA.

(6)          Mr. Kowlzan has an exercisable option to acquire 143,650 shares of common stock of PCA.

(7)          Mr. West has an exercisable option to acquire 36,000 shares of common stock of PCA.

(8)          Mr. Calhoun has an exercisable option to acquire 31,505 shares of common stock of PCA.

(9)          Mr. Mencoff is Co-President of Madison Dearborn and may therefore be deemed to share beneficial ownership of the shares owned by Madison Dearborn. Mr. Mencoff expressly disclaims beneficial ownership of the shares owned by Madison Dearborn.

(10)   Mr. Huscher is a Managing Director of Madison Dearborn and may therefore be deemed to share beneficial ownership of the shares owned by Madison Dearborn. Mr. Huscher expressly disclaims beneficial ownership of the shares owned by Madison Dearborn.

(11)   Mr. Souleles is a Managing Director of Madison Dearborn and may therefore be deemed to share beneficial ownership of the shares owned by Madison Dearborn. Mr. Souleles expressly disclaims beneficial ownership of the shares owned by Madison Dearborn.

(12)   The Henry F. Frigon Revocable Trust owns 8,200 shares of common stock of PCA. Mr. Frigon may be deemed to have beneficial ownership of the shares of common stock of PCA owned by the Henry F. Frigon Revocable Trust. Mr. Frigon also has an exercisable option to acquire 28,000 shares of common stock of PCA.

(13)   Mr. Holland has an exercisable option to acquire 14,000 shares of common stock of PCA.

(14)   Mr. Williamson has an exercisable option to acquire 28,000 shares of common stock of PCA.

(15)   Includes 1,293,155 shares issuable upon exercise of currently exercisable stock options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). Executive officers, directors and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to us, or written representations that no Forms 5 were required, we believe that during our preceding fiscal year all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were complied with.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

We believe that all of the transactions set forth below were made on an arms-length basis. All future transactions between us and our officers, directors, principal shareholders and affiliates will be approved by a majority of the board of directors, including a majority of the disinterested directors, and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties.

Registration Rights Agreement

PCA, PCA Holdings LLC and Pactiv Corporation entered into a registration rights agreement under which Pactiv, PCA Holdings and their affiliates and transferees have “demand” registration rights, which entitle them to cause PCA to register their securities of PCA under the Securities Act. Pactiv exercised one of its “demand” registration rights under this agreement in order to effect the registration of its shares of common stock for sale in the public offering of PCA’s common stock on January 28, 2000. During 2001, Pactiv sold its remaining ownership in PCA common stock, and no longer is a party to the registration rights agreement. In addition, PCA Holdings and its affiliates and transferees have “piggyback” registration rights, which entitle them to cause PCA to include their securities in a registration in which PCA proposes to register any of its securities under the Securities Act. PCA Holdings and its affiliates are entitled to demand:

(1)         three “long form” registrations on Form S-1, or a similar long form, in which PCA will pay the registration expenses, other than underwriting discounts and commissions,

(2)         an unlimited number of “short form” registrations on Form S-2 or S-3, or a similar short form, in which PCA will pay the registration expenses, other than underwriting discounts and commissions, and

(3)         an unlimited number of “long form” registrations on Form S-1, or a similar long form, in which the requesting holders will pay the registration expenses.

PCA Holdings and its affiliates will have equal priority, before any other holders of PCA’s securities, to participate in any registrations of PCA’s securities.

Services Agreement

PCA entered into a holding company support agreement with PCA Holdings, under which PCA agreed to reimburse PCA Holdings for all fees, costs and expenses, up to an aggregate amount of $250,000 per year, related to PCA Holdings’ investment in PCA. These expenses include PCA Holdings’ general operating expenses, franchise tax obligations, accounting, legal, corporate reporting and administrative expenses, and any other expenses incurred by PCA Holdings as a result of its investment in PCA. No amounts were paid in fiscal year 2003 nor in any other year in which this agreement was effective.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Shareholder proposals for our 2005 Annual Meeting of Shareholders must be received at our principal executive offices by December 4, 2004, and must otherwise comply with the Securities and Exchange Commission’s rules, to be considered for inclusion in our proxy materials relating to our 2005 Annual Meeting.

We must receive notice of your intention to introduce a nomination for director or to bring other business before the shareholders at our 2005 Annual Meeting of Shareholders no earlier than February 3, 2005 and no later than March 5, 2005. This notice of business proposed to be brought before the 2005 Annual Meeting must be received by our Corporate Secretary personally or by registered or certified mail and satisfy the procedures set forth in PCA’s Bylaws. Please note that this paragraph relates only to the matters you wish to bring before your fellow shareholders at the 2005 Annual Meeting. The requirements set forth in this paragraph are separate from the Securities and Exchange Commission’s requirements set forth in the first paragraph of this section to have your proposal included in our proxy statement.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements.

DIRECTOR NOMINATIONS TO BE CONSIDERED BY THE BOARD

Nominations for the election of directors may be made at times other than at the annual meeting by the Board of Directors or by a shareholder entitled to vote generally in the election of directors.  For a nomination to be properly made by any shareholder and be considered for recommendation by the Board to the shareholders and included in PCA’s proxy statement for the 2005 annual meeting, written notice of such shareholder’s nomination must be given, either by personal delivery or by registered or certified United States mail, postage prepaid, to the Corporate Secretary of PCA (and must be received by the Corporate Secretary) by December 4, 2004.  Such notice shall set forth:

(1)   the name and address of the shareholder making the nomination and of the person to be nominated;

(2)   a representation that the shareholder is a holder of record of stock of PCA entitled to vote at such meeting and intends to appear in person or by proxy at the meeting;

(3)   a description of all arrangements or understandings between the shareholder and the nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is being made by the shareholder;

(4)   such other information regarding the nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the then current proxy rules of the Securities and Exchange Commission; and

(5)   the consent of the nominee to serve as a director of PCA if so recommended by the Board and duly elected at the annual meeting by the shareholders.

In order for a shareholder nomination to be included in the proxy statement, the nominee must meet the selection criteria as determined by the Nominating and Governance Committee.

PCA evaluates director nominees recommended by shareholders in the same manner in which it evaluates other director nominees.  PCA has established through its Nominating and Governance Committee selection criteria that identify desirable skills and experience for prospective Board members, including those properly nominated by shareholders, and address the issues of diversity and background.  The Board, with the assistance of the Nominating and Governance Committee, selects potential new Board members using the criteria and priorities established from time to time.  The composition, skills and needs of the Board change over time and will be considered in establishing the desirable profile of candidates for any specific opening on the Board of Directors.

OTHER MATTERS

As of the date of this proxy statement, the Board does not intend to present at the annual meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties. If any other matter requiring a vote of the shareholders should come before the meeting, it is the intention of the persons named in the proxy to vote with respect to any such matter in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

PACKAGING CORPORATION OF AMERICA

Richard B. West
Senior Vice President, Chief Financial Officer and Corporate Secretary

April 2, 2004

APPENDIX A

PACKAGING CORPORATION OF AMERICA
(PCA)

AUDIT COMMITTEE CHARTER

COMMITTEE MEMBERSHIP

The Audit Committee of PCA shall be comprised of at least three directors, each of whom the Board has determined is otherwise “independent” under the rules of the New York Stock Exchange, Inc., and Rule 10A-3 under the Securities Exchange Act of 1934. The Board shall also determine that each member is “financially literate,” and that one member of the Audit Committee has “accounting or related financial management expertise,” as such qualifications are interpreted by the Board of Directors in its business judgment, and whether any member of the Audit Committee is an “audit committee financial expert,” as defined by rules of the Securities and Exchange Commission (the “SEC”). If the Board has determined that a member of the Audit Committee is an audit committee financial expert, it may presume that such member has accounting or related financial management expertise.

No director may serve as a member of the Audit Committee if such director serves on more than two other public companies’ audit committees unless the Board of Directors determines that such simultaneous service would not impair the ability of such director to effectively serve on the Audit Committee, and discloses this determination in PCA’s annual proxy statement.

Members shall be appointed by the Board, based on the recommendation of PCA’s Nominating  and Governance Committee, and shall serve at the pleasure of the Board and for such duration as the Board may determine. A member cannot accept any consulting, advisory or other compensatory fee from PCA, other than in the member’s capacity as a Director. A member also cannot be an affiliated person of PCA.

PURPOSE OF COMMITTEE

Assist Board oversight of (i) the integrity of PCA’s financial statements, (ii) PCA’s compliance with legal and regulatory requirements, (iii) the independent auditors’ qualification and independence, (iv) the performance of the independent auditors and PCA’s internal audit function, and (v) prepare an audit committee report as required by the SEC for inclusion in the PCA’s annual proxy statement.

The function of the Audit Committee is oversight. The management of PCA is responsible for the preparation, presentation and integrity of PCA’s financial statements and for the effectiveness of internal control over financial reporting. Management and the internal audit function are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for planning and carrying out a proper audit of PCA’s annual financial statements, reviews of PCA’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, annually auditing management’s assessment of the effectiveness of internal control over financial reporting (commencing in the fiscal year ending December 31, 2004), and other procedures. In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not full-time employees of PCA and are not, and do not represent themselves to be, performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures to set auditor independence standards.

COMMITTEE DUTIES AND RESPONSIBILITIES

 Selection and Oversight of Independent Auditors

The Audit Committee shall have the following duties and responsibilities:

1.                Be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditors (including the resolution of disagreements between management and the independent auditors regarding financial reporting), who shall report directly to the Audit Committee, and also any other registered public accounting firm that may be engaged for the purpose of preparing or issuing an audit report or to perform audit, review or attestation services, which firm shall also report directly to the Audit Committee.

2.                Pre-approve, or adopt procedures to pre-approve, all audit and non-audit services to be provided by the independent auditors.

3.                Annually obtain and review a formal written statement (the “Auditors’ Statement”) from the independent auditors describing: the auditors’ internal quality-control procedures; any material issues raised by the most recent internal quality-control review or peer review of the auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditors, and any steps taken to deal with any such issues; and to assess the auditors’ independence, all relationships between the independent auditors and PCA, including each non-audit service provided to PCA and at least the matters set forth in Independence Standards Board No. 1. Discuss with the independent auditors any relationships or services disclosed in this Statement that may impact the quality of audit services or the objectivity and independence of PCA’s independent auditors.

4.     Annually obtain and review a formal written statement from the independent auditors of the fees billed in each of the last two fiscal years for each of the following categories of services rendered by the independent auditors: (i) the audit of PCA’s annual financial statements and the reviews of the financial statements included in PCA’s Quarterly Reports on Form 10-Q or services that are normally provided by the independent auditors in connection with statutory and regulatory filings and engagements; (ii) assurance and related services not included in clause (i) that are reasonably related to the performance of the audit or review of the PCA’s financial statements, in the aggregate and by each service; (iii) tax compliance, tax advice and tax planning services, in the aggregate and by each service; and (iv) all other products and services rendered by the independent auditors, in the aggregate and by each service.

5.                Obtain from the independent auditors in connection with any audit a timely report relating to PCA’s annual audited financial statements describing all critical accounting polices and practices used, all alternative treatments within generally accepted accounting principles for policies and practices related to material items that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors, and any material written communications between the independent auditors and management, such as any “management” letter or schedule of unadjusted differences.

6.                Take into account the opinions of management and PCA’s internal auditors in assessing the independent auditors’ qualifications, performance and independence.

7.     Ensure the rotation of the lead audit partner as required by law and consider whether, in order to ensure continuing auditor independence, there should be regular rotation of the audit firm itself.

Internal Audit Function

The Audit Committee shall have the following duties and responsibilities:

1.                Review the appointment and replacement of the internal auditors.

2.                Advise the internal auditor that he or she is expected to provide to the Audit Committee summaries of and, as appropriate, the significant reports to management prepared by the internal auditor and management’s responses thereto.

Accounting Principles and Policies, Financial Reporting and Internal Control over Financial Reporting

The Audit Committee shall have the following duties and responsibilities:

1.                Advise management, the internal auditors and the independent auditors that they are expected to provide to the Audit Committee a timely analysis of significant issues and practices relating to accounting principles and polices, financial reporting and internal control over financial reporting.

2.                Consider any reports or communications (and management’s responses thereto) submitted to the Audit Committee by the independent auditors required by or referred to in SAS 61 or other professional standards.

3.                Meet with management, the independent auditors and, if appropriate, the internal auditors to discuss:

(a)           the scope of the annual audit;

(b)          the annual audited financial statements and quarterly financial statements, including PCA’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

(c)           any significant matters arising from any audit, including any audit problems or difficulties relating to PCA’s financial statements;

(d)          any difficulties the independent auditors encountered in the course of the audit, including any restrictions on their activities or access to requested information and any significant disagreements with management;

(e)           any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditors to PCA;

(f)             as appropriate, (i) any major issues regarding accounting principles and financial statement presentations and major issues as to PCA’s internal controls and any special audit steps adopted in light of material control deficiencies; (ii) analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analysis of the effects of alternative GAAP methods on the financial statements; and (iii) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of PCA.

4.                Inquire of PCA’s Chief Executive Officer and Chief Financial Officer as to the existence of any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting, and as to the existence of any fraud, whether or not material, that involves management or other employees who have a significant role in PCA’s internal control over financial reporting.

5.                Discuss guidelines and policies governing the process by which senior management of PCA and the relevant departments of PCA assess and manage PCA’s exposure to risk, and to discuss PCA’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

6.                Obtain from the independent auditors assurance that the audit was conducted in a manner consistent with Section 10A of the Securities Exchange Act of 1934, as amended, which sets forth certain procedures to be followed in any audit of financial statements required under the Securities Exchange Act of 1934.

7.                Discuss with PCA’s legal counsel any significant legal, compliance or regulatory matters that may have a material effect on the financial statements or PCA’s business, financial statements or compliance policies, including material notices to or inquiries received from governmental agencies.

8.                Discuss and review the type and presentation of information to be included in earnings press releases.

9.                Discuss the types of financial information and earnings guidance provided, and the types of presentations made, to analysts and ratings agencies.

10.         Establish procedures for the receipt, retention and treatment of complaints received by PCA regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by PCA employees of concerns regarding questionable accounting or auditing matters.

11.         Establish hiring policies for employees or former employees of the independent auditors.

Reporting and Recommendations

The Audit Committee shall have the following duties and responsibilities:

1.                Prepare any report or other disclosures, including any recommendation of the Audit Committee, required by the rules of the SEC to be included in PCA’s annual proxy statement.

2.                Review and reassess the adequacy of this Charter at least annually and recommend any changes to the full Board of Directors.

3.                Report its activities to the full Board of Directors on a regular basis and to make such recommendations with respect to the above and other matters as the Audit Committee may deem necessary or appropriate.

4.                Prepare and review with the Board an annual performance evaluation of the Audit Committee, which evaluation must compare the performance of the Audit Committee with the requirements of this Charter. The report to the Board may take the form of an oral report by the chairperson of the Audit Committee or any other member of the Audit Committee designated by the Audit Committee to make this report.

COMMITTEE STRUCTURE AND OPERATIONS

The Board shall designate one member of the Audit Committee as its chairperson. In the event of a tie vote on any issue, the chairperson’s vote shall decide the issue.

The Audit Committee shall meet once every fiscal quarter, at a minimum, or more frequently if circumstances dictate, to discuss with management the annual audited financial statements and quarterly financial statements, as applicable. A majority of the members shall constitute a quorum for the transaction of business. The Audit Committee should meet separately with management, the internal auditors and the independent auditors to discuss any matters that the Audit Committee or any of these persons or firms believes should be discussed privately. The Audit Committee may request any officer or employee of PCA or PCA’s outside counsel or independent auditors to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee. Members of the Audit Committee may participate in a meeting of the Audit Committee by means of conference calls or similar communications equipment by means of which all persons participating in the meeting can hear each other.

DELEGATION TO SUBCOMMITTEE

The Audit Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Audit Committee. The Audit Committee may, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent auditors, provided that such approvals are presented to the Audit Committee at its next scheduled meeting.

RESOURCES AND AUTHORITY OF THE AUDIT COMMITTEE

The Audit Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the sole authority to select, retain, terminate, and approve the fees and other retention terms of special or independent counsel, accountants or other experts and advisors, as it deems necessary or appropriate, without seeking approval of the Board or management.

PCA shall provide for appropriate funding, as determined by the Audit Committee, in its capacity as a committee of the Board, for payment of:

1.                Compensation to the independent auditors and any other public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for PCA;

2.                Compensation of any advisors employed by the Audit Committee; and

3.                Ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

APPENDIX B

PACKAGING CORPORATION OF AMERICA
(PCA)

AUDIT AND NON-AUDIT SERVICES PRE-APPROVAL POLICY

I.   Statement of Principles

Under the Sarbanes-Oxley Act of 2002 (the “Act”), the Audit Committee of the Board of Directors is responsible for the appointment, compensation and oversight of the work of the independent auditor. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that they do not impair the auditor’s independence from the Company. To implement these provisions of the Act, the Securities and Exchange Commission (the “SEC”) has issued rules specifying the types of services that an independent auditor may not provide to its audit client, as well as the audit committee’s administration of the engagement of the independent auditor. Accordingly, the Audit Committee has adopted, and the Board of Directors has ratified, the Audit and Non-Audit Services Pre-Approval Policy (the “Policy”), which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditor may be pre-approved.

The services will be pre-approved at a set amount for each service provided, and the service provided will be reviewed at each scheduled meeting. As set forth in this Policy, unless a type of service has received general pre-approval, it will require specific pre-approval by the Audit Committee if it is to be provided by the independent auditor. Any proposed services exceeding pre-approval cost levels will also require specific pre-approval by the Audit Committee.

At all times, the Audit Committee will consider whether such services are consistent with the SEC’s rules on auditor independence. The Audit Committee will also consider whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor should necessarily be determinative.

The Audit Committee is also mindful of the relationship between fees for audit and non-audit services in its decision to pre-approve any such services and will determine, for each fiscal year, the appropriate ratio between the total amount of fees for Audit, Audit-related and Tax services and the total amount of fees for certain permissible non-audit services classified as All Other services.

The exhibits to this Policy describe the Audit, Audit-related, Tax and All Other services that have been pre-approved by the PCA Audit Committee. The term of this general pre-approval is 12 months from the date of pre-approval unless the Audit Committee considers a different period and states otherwise. The Audit Committee will annually review and pre-approve the services that may be provided by the independent auditor. The Audit Committee will add or subtract to the list of general pre-approved services from time to time, based on subsequent determinations and the needs of PCA.

The purpose of this Policy is to set forth the procedures by which the Audit Committee intends to fulfill its responsibilities. It does not delegate the Audit Committee’s responsibilities to pre-approve services performed by the independent auditor to management.

The independent auditor has reviewed this Policy and believes that implementation of the policy will not adversely affect the auditor’s independence.

ll.   Delegation

As provided in the Act and the SEC’s rules, the Audit Committee has delegated pre-approval authority to each of its members with the Audit Committee Chairman being the primary approval. The members must advise the other Audit Committee members of any pre-approval decisions to the Audit Committee at its next scheduled meeting.

lll.   Audit Services

The annual Audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. Audit services include the annual financial statement audit (including required quarterly reviews), subsidiary audits, equity investment audits and other procedures required to be performed by the independent auditor to be able to form an opinion on the Company’s consolidated financial statements. These other procedures include information systems and procedural reviews and testing performed in order to understand and place reliance on the systems of internal control, and consultations relating to the audit or quarterly review. Audit services also include the attestation engagement for the independent auditor’s report on management’s report on internal controls for financial reporting. The Audit Committee will monitor the Audit services engagement as necessary, but no less than on a quarterly basis, and will also approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other items.

In addition to the annual Audit services engagement approved by the Audit Committee, the Audit Committee grants general pre-approval to other Audit services, which are those services that only the independent auditor reasonably can provide.

The Audit Committee has pre-approved the Audit services in Exhibit A. All other Audit services not listed in Exhibit A must be specifically pre-approved by the Audit Committee.

lV.   Audit-related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor. Because the Audit Committee believes that the provision of Audit-related services does not impair the independence of the auditor and is consistent with the SEC’s rules on auditor independence, the Audit Committee may grant general pre-approval to Audit-related services. Audit-related services include, among others, due diligence services pertaining to potential business acquisitions/dispositions, accounting consultations related to accounting, financial reporting or disclosure matters not classified as “Audit Services”, assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities, financial audits of employee benefit plans, agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters, and assistance with internal control reporting requirements.

The Audit Committee has pre-approved the Audit-related services in Exhibit B. All other Audit-related services not listed in Exhibit B must be specifically pre-approved by the Audit Committee.

V.   Tax Services

The Audit Committee believes that the independent auditor can provide Tax services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor’s independence, and the SEC has stated that the independent auditor may provide such services. Hence, the Audit Committee believes it may grant general pre-approval to those Tax services that have historically been provided by the auditor, that the Audit Committee has reviewed and believes would not impair the independence of the auditor, and that are consistent with the SEC’s rules on auditor independence. The Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit Committee will consult with the Chief Financial Officer or outside counsel to determine that the tax planning and reporting positions are consistent with this policy.

Pursuant to the preceding paragraph, the Audit Committee has pre-approved the Tax services in Exhibit C. All Tax services involving large and complex transactions not listed in Exhibit C must be specifically pre-approved by the Audit Committee, including: tax services proposed to be provided by the independent auditor to any executive officer or director of the Company, in his or her individual capacity, where such services are paid for by the Company.

Vl.   All Other Services

The Audit Committee believes, based on the SEC’s rules prohibiting the independent auditor from providing specific non-audit services, that other types of non-audit services are permitted. Accordingly, the Audit Committee believes it may grant general pre-approval to those permissible non-audit services classified as All Other services that it believes are routine and recurring services, would not impair the independence of the auditor and are consistent with the SEC’s rules on auditor independence.

The Audit Committee has pre-approved the All Other services in Exhibit D. Permissible All Other services not listed in Exhibit D must be specifically pre-approved by the Audit Committee.

A list of the SEC’s prohibited non-audit services is attached to this policy as Exhibit E. The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

Vll.   Pre-Approval Fee Levels or Budgeted Amounts

Pre-approval fee levels for all services to be provided by the independent auditor will be established annually by the Audit Committee. Any proposed services exceeding these levels or amounts will require specific pre-approval by the Audit Committee. The Audit Committee is mindful of the overall relationship of fees for audit and non-audit services in determining whether to pre-approve any such services. For each fiscal year, the Audit Committee may determine the appropriate ratio between the total amount of fees for Audit, Audit-related and Tax services, and the total amount of fees for services classified as All Other services.

Vlll.   Procedures

All requests or applications for services to be provided by the independent auditor that do not require specific approval by the Audit Committee will be submitted to the Chief Financial Officer and must include a detailed description of the services to be rendered. The Chief Financial Officer will determine whether such services are included within the list of services that have received the general pre-approval of the Audit Committee. The Audit Committee will be informed at the next scheduled meeting of any such services rendered by the independent auditor.

Requests or applications to provide services that require specific approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

The Audit Committee has designated the Chief Financial Officer to monitor the performance of all services provided by the independent auditor and to determine whether such services are in compliance with this policy. The Chief Financial Officer will report to the Audit Committee on a periodic basis on the results of its monitoring. Both the Chief Financial Officer and management will immediately report to the Chairman of the Audit Committee any breach of this policy that comes to the attention of the internal auditor or Chief Financial Officer or any member of management.

The Audit Committee will also review the internal auditor’s annual internal audit plan to determine that the plan provides for the monitoring of the independent auditor’s services.

lX.   Additional Requirements

The Audit Committee has determined to take additional measures on an annual basis to meet its responsibility to oversee the work of the independent auditor and to assure the auditor’s independence from the Company, such as reviewing a formal written statement from the independent auditor delineating all relationships between the independent auditor and the Company, consistent with Independence Standards Board Standard No. 1, and discussing with the independent auditor its methods and procedures for ensuring independence.

Exhibit A

Pre-Approved Audit Services for Fiscal Year 200_

The following fees are estimates.  If fees exceed the estimate, the Audit Committee will be notified.

Service	Estimate
Financial statement audit of PCA for inclusion in the annual report on Form 10-K, including timely quarterly reviews and reviews of Form 10-Q filings
Attestation of management reports on internal controls (Sarbanes-Oxley Section 404)

Consultations by PCA's management as to the accounting or disclosure treatment of transactions or events and/or actual or potential impact of final or proposed rules, standards, or interpretations by the SEC, FASB, or other regulatory or standard setting bodies (Note: Under SEC rules, some consultations may be “audit-related” services rather than “audit” services)

Exhibit B

Pre-Approved Audit-Related Services for Fiscal Year 200_

The following fees are estimates.  If fees exceed the estimate, the Audit Committee will be notified.

Service	Estimate
Financial statement audits of employee benefit plans

Internal control reviews and assistance with internal control reporting requirements and general assistance with implemetation of the requirements of SEC rules or listing standards promulgated pursuant to the Sarbanes-Oxley Act

Consultations by PCA's management as to the accounting or disclosure treatment of transactions or events and/or actual or potential impact of final or proposed rules, standards, or interpretations by the SEC, FASB, or other regulatory or standard setting bodies (Note: Under SEC rules, some consultations may be “audit” services rather than “audit-related” services)

Exhibit C

Pre-Approved Tax Services for Fiscal Year 200_

Service	Estimate
None	$ —

Exhibit D

Pre-Approved All Other Services for Fiscal Year 200_

Service	Estimate
None	$ —

Exhibit E

Prohibited Non-Audit Services

•Bookkeeping or other services related to the accounting records or financial statements of the audit client

•Financial information systems design and implementation

•Appraisal or valuation services, fairness opinions or contribution-in-kind reports

•Actuarial services

•Internal audit outsourcing services

•Management functions

•Human resources

•Broker-dealer, investment advisor or investment banking services

•Legal services

•Expert services unrelated to the audit

DETACH HERE	ZPKCC2

PROXY

PACKAGING CORPORATION OF AMERICA

1900 West Field Court
Lake Forest, IL 60045

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints PAUL T. STECKO, RICHARD B. WEST and SAMUEL M. MENCOFF as proxies (each with the power to act alone and to appoint his substitute) and hereby authorizes them to represent and to vote, as designated herein, all the shares of common stock of Packaging Corporation of America held of record by the undersigned on March 15, 2004, at the annual meeting of stockholders to be held on May 4, 2004 and at any and all adjournments thereof. The undersigned also instructs State Street Bank and Trust Company, a Massachusetts banking corporation, the trustee of the Packaging Corporation of America Retirement Savings Plan for Salaried Employees and the Packaging Corporation of America Thrift Plan for Hourly Employees, to vote, as designated herein, all shares votable by the undersigned and held of record by the trustee, if any. If there are any shares for which instructions are not timely received, the trustee of the plans will cause all such shares to be voted in the same manner and proportion as the shares of the respective plans for which timely instructions have been received. All voting instructions for shares held of record by the plans shall be confidential.

Please sign and date on the reverse side and mail promptly in the enclosed postage-paid envelope or otherwise to EquiServe Trust Company, P.O. Box 8694, Edison, New Jersey 08818-8694.

(Continued and to be signed on the reverse side)

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

PACKAGING CORPORATION OF AMERICA
C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZPKCC1

☒	Please mark votes as in this example.	#PKC

A  vote “FOR” Proposals 1 and 2 is recommended by the Board of Directors:

PACKAGING CORPORATION OF AMERICA

1.	Election of Directors.
	Nominees:	(01) Henry F. Frigon, (02) Louis S. Holland, (03) Justin S. Huscher, (04) Samuel M. Mencoff, (05) Thomas S. Souleles, (06) Paul T. Stecko and (07) Rayford K. Williamson.
			FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES
☐
For all nominee(s) except as written above
						FOR	AGAINST	ABSTAIN
2.	Proposal to ratify appointment of Ernst & Young LLP as independent auditors.					☐	☐	☐

If properly signed, dated and returned, this proxy will be voted as specified herein by the undersigned stockholder. If no choice is specified, this proxy will be voted “FOR” the nominees specified in Proposal 1 and “FOR” Proposal 2.

Mark box at right if an address change or comment has been noted on the reverse side of this card.	☐

Please sign this proxy exactly as name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians and others acting in a representative capacity should indicate this when signing. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature:	Date:	Signature:	Date: